                                                                   EXHIBIT 10.51
================================================================================

                                  $365,000,000

                                 LOAN AGREEMENT

                                      among

                                 NORDURAL EHF.,
                                  as Borrower,

              The Several Lenders from Time to Time Parties Hereto,

                             LANDSBANKI ISLANDS HF.,
                            as Administrative Agent,

                                       and

                               KAUPTHING BANK HF.,
                               as Security Trustee

                          Dated as of February 10, 2005

================================================================================

                 LANDSBANKI ISLANDS HF. and KAUPTHING BANK HF.,
                     as Joint Bookrunners and Lead Arrangers

                                TABLE OF CONTENTS

                                                                                         Page
SECTION 1. DEFINITIONS                                                                     1

           1.1   Defined Terms..................................................           1
           1.2   Other Definitional Provisions..................................          16

SECTION 2. AMOUNT AND TERMS OF FACILITIES                                                 16

           2.1   Commitments....................................................          16
           2.2   Procedure for Borrowing........................................          16
           2.3   Repayment of Loans; Scheduled Commitment Reductions............          17
           2.4   Fees...........................................................          17
           2.5   Termination or Reduction of Commitments........................          17
           2.6   Optional Prepayments...........................................          18
           2.7   Mandatory Prepayments..........................................          18
           2.8   Continuation Options...........................................          18
           2.9   Limitations on Eurodollar Tranches.............................          18
           2.10  Interest Rates and Payment Dates...............................          18
           2.11  Computation of Interest and Fees...............................          19
           2.12  Inability to Determine Interest Rate...........................          19
           2.13  Pro Rata Treatment and Payments................................          19
           2.14  Requirements of Law............................................          20
           2.15  Taxes..........................................................          22
           2.16  Indemnity......................................................          23
           2.17  Illegality.....................................................          23
           2.18  Change of Lending Office.......................................          23
           2.19  Replacement of Lenders.........................................          24

SECTION 3. REPRESENTATIONS AND WARRANTIES                                                 24

           3.1   Financial Condition............................................          24
           3.2   No Change......................................................          25
           3.3   Existence; Compliance with Law.................................          25
           3.4   Power; Authorization; Enforceable Obligations..................          25
           3.5   No Legal Bar...................................................          25
           3.6   Litigation.....................................................          26
           3.7   No Default or Force Majeure....................................          26
           3.8   Ownership of Property; Liens...................................          26
           3.9   Intellectual Property..........................................          26
           3.10  Taxes..........................................................          26
           3.11  Margin Regulations.............................................          27
           3.12  Labor Matters..................................................          27
           3.13  Investment Company Act; Other Regulations......................          27
           3.14  No Subsidiaries................................................          27
           3.15  Use of Proceeds................................................          27
           3.16  Environmental Matters..........................................          27
           3.17  Security Documents.............................................          28
           3.18  Governing Law and Enforcement..................................          29

           3.19  Material Contracts and Licenses................................          29

SECTION 4. CONDITIONS PRECEDENT                                                           29

           4.1   Conditions to Initial Loans....................................          29
           4.2   Conditions to Each Loan........................................          29

SECTION 5. AFFIRMATIVE COVENANTS                                                          30

           5.1   Financial Statements...........................................          30
           5.2   Certificates; Other Information................................          31
           5.3   Business Plan; Completion......................................          31
           5.4   Payment of Obligations.........................................          32
           5.5   Maintenance of Existence; Compliance...........................          32
           5.6   Maintenance of Property; Insurance.............................          32
           5.7   Inspection of Property; Books and Records; Discussions.........          33
           5.8   Notices........................................................          33
           5.9   Environmental Laws.............................................          34
           5.10  Pari Passu Ranking.............................................          34
           5.11  Intellectual Property..........................................          34
           5.12  Operation and Maintenance......................................          34
           5.13  Material Contracts and Licenses................................          35
           5.14  Further Assurances.............................................          35

SECTION 6. NEGATIVE COVENANTS                                                             35

           6.1   Financial Covenants............................................          35
           6.2   Indebtedness...................................................          36
           6.3   Liens..........................................................          37
           6.4   Fundamental Changes............................................          38
           6.5   Disposition of Property........................................          38
           6.6   Restricted Payments............................................          38
           6.7   Capital Expenditures...........................................          39
           6.8   Investments....................................................          39
           6.9   Transactions with Affiliates...................................          39
           6.10  Swap Agreements................................................          40
           6.11  Changes in Fiscal Periods......................................          40
           6.12  Lines of Business..............................................          40
           6.13  Replacement Harbour Loan Agreement.............................          40
           6.14  Constitutional Documents.......................................          40

SECTION 7. EVENTS OF DEFAULT                                                              40

SECTION 8. THE AGENTS                                                                     43

           8.1   Appointment....................................................          43
           8.2   Delegation of Duties...........................................          43
           8.3   Exculpatory Provisions.........................................          43
           8.4   Reliance by Administrative Agent...............................          43
           8.5   Notice of Default..............................................          44
           8.6   Non-Reliance on Agents and Other Lenders.......................          44

           8.7   Indemnification................................................          44
           8.8   Agent in Its Individual Capacity...............................          45
           8.9   Successor Agents...............................................          45

SECTION 9. MISCELLANEOUS                                                                  46

           9.1   Amendments and Waivers.........................................          46
           9.2   Notices........................................................          46
           9.3   No Waiver; Cumulative Remedies.................................          47
           9.4   Survival of Representations and Warranties.....................          48
           9.5   Payment of Expenses and Taxes..................................          48
           9.6   Successors and Assigns; Participations and Assignments.........          49
           9.7   Reference Banks................................................          51
           9.8   Adjustments; Set-off...........................................          51
           9.9   Counterparts...................................................          52
           9.10  Severability...................................................          52
           9.11  Integration....................................................          52
           9.12  GOVERNING LAW..................................................          52
           9.13  Submission To Jurisdiction; Waivers............................          52
           9.14  Appointment of Agent for Service of Process....................          53
           9.15  Waiver of Immunity.............................................          53
           9.16  Judgment Currency..............................................          54
           9.17  Borrower Acknowledgements......................................          54
           9.18  Lender Acknowledgements........................................          54
           9.19  Releases of Liens..............................................          54
           9.20  Confidentiality................................................          55
           9.21  WAIVERS OF JURY TRIAL..........................................          55
           9.22  Know Your Customer Checks......................................          56

SCHEDULES

1.1A     Commitments

3.4      Consents, Authorizations, Filings and Notices

3.10(b)  Recordings and Taxes

3.19     Material Contracts and Licenses

4.1      Closing Documents

6.2(d)   Existing Indebtedness

6.3      Existing Liens

6.8      Investments

EXHIBITS

A        Form of Compliance Certificate

B        Form of Assignment and Assumption

C        Form of Subordination Agreement

D        Opinion Coverage of Curtis, Mallet-Prevost, Colt & Mosle LLP

E        Opinion Coverage of Logos

            LOAN AGREEMENT, dated as of February 10, 2005, among NORDURAL EHF., the several banks and other financial institutions or entities from time to time parties to this Agreement, LANDSBANKI ISLANDS HF., as Administrative Agent and KAUPTHING BANK HF., as Security Trustee.

            The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            "Account Banks": Landsbanki Islands hf. and Kaupthing Bank hf., subject to the provisions of the Accounts Pledge Agreement.

            "Accounts Pledge Agreement": the accounts pledge agreement dated the date hereof among the Borrower, the Account Banks and the Security Trustee.

            "Additional Amount": the amount, if any, by which the Aggregate Outstandings, as of any Borrowing Date, exceeds $110,000,000, calculated as if all Loans requested to be made on such Borrowing Date were outstanding.

            "Additional Equity Contribution": an equity contribution made by the Parent to the Borrower in an amount equal to (X) $165,000,000 less the Initial Equity Contribution times (Y) a fraction, the numerator of which shall equal the Additional Amount and the denominator of which shall equal $255,000,000.

            "Administrative Agent": Landsbanki Islands hf., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any successor administrative agent for the Lenders appointed pursuant to Section 8.9 hereof.

            "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "Agents": the collective reference to the Security Trustee and the Administrative Agent.

            "Aggregate Outstandings": at any date, the then aggregate outstanding principal amount of the Loans.

            "Agreement": this Loan Agreement, and as the same may be amended and in effect from time to time.

            "Anode Supply Agreement": the Amended and Restated Carbon Anode Blocks Sales and Purchase Agreement dated June 15, 2000 between Hydro Aluminium Deutschland GmbH (formerly VAW Aluminium AG) and the Borrower.

            "Applicable Accounting Principles": generally accepted accounting principles in the United States as in effect from time to time. For purposes of
Section 6.1, Applicable Accounting Principles shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

            "Applicable FQE": as defined in Section 6.1(d).

            "Applicable Margin": for each Loan, the rate of 1.550% per annum.

            "Approved Fund": as defined in Section 9.6(b).

            "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause
(a), (b), (c) or (d) of Section 6.5 and any Disposition of equity shares issued by the Borrower) that yields gross proceeds to the Borrower (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

            "Assignee": as defined in Section 9.6(b).

            "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit B.

            "Auditors": one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm approved in advance by the Required Lenders (such approval not to be unreasonably withheld or delayed).

            "Availability Period": the period from and including the date of this Agreement to and including September 30, 2006.

            "Benefitted Lender": as defined in Section 9.8(a).

            "BMT Tolling Conversion Agreement": the Alumina Supply, Toll Conversion and Aluminium Metal Supply Agreement dated September 23, 1997 between Billiton Marketing B.V. (formerly Billiton Marketing and Trading B.V.) and the Borrower, as amended by the First Amendment to the Alumina Supply, Toll Conversion and Aluminium Metal Supply Agreement dated June 16, 2000 and in respect of which the rights and obligations of Billiton Marketing B.V. were novated to Billiton Marketing A.G. ("BMT") in August 2000.

            "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

            "Borrower": Noroural ehf., registered number 570297-2609, a company incorporated under the laws of Iceland with its registered office at Grundartangi, 301 Akranes, Iceland.

            "Borrowing Date": the Closing Date and any Twenty-Fifth Day specified by the Borrower under Section 2.2 hereof as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

            "Business": as defined in Section 3.16(b).

            "Business Day": a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Reykjavik.

            "Business Plan": the agreed form business plan relating to the Borrower (including profit and loss, balance sheet and cash flow projections) for a rolling three year period dated January 18, 2005 as updated annually in accordance with Section 5.3.

            "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that would be required to be capitalized under Applicable Accounting Principles on a balance sheet of such Person.

            "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Applicable Accounting Principles and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Applicable Accounting Principles.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

            "Cash Available for Debt Service": for any period, EBITDA less Capital Expenditures (excluding Capital Expenditures associated with the expansion of the production capacity of the Facilities) and Facilities Taxes paid.

            "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or the government of Iceland or issued by any agency thereof and backed by the full faith and credit of the United States or Iceland, as the case may be, in each case maturing within one year from the date of acquisition; (b) demand deposits, certificates of deposit, banker's acceptances, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof, the United Kingdom or Iceland having combined capital and surplus of not less than $500,000,000; (c) commercial paper of a Lender or an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or the government of Iceland; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;
(f) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or
(g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's, or carrying an equivalent rating by an internationally recognized rating agency, if both of S&P and Moody's cease publishing ratings of money market funds generally, and (iii) have portfolio assets of at least $5,000,000,000.

            "Closing Date": the first date specified by the Borrower pursuant to
Section 2.2, provided that the conditions precedent set forth in Section 4.1 shall have been satisfied by such date, which date shall be not later than February 15, 2005.

            "Collateral": all property of the Borrower, now owned or hereafter acquired, and in the case of the Securities Pledge Agreement, all of the Capital Stock of the Borrower, upon which a Lien is purported to be created by any Security Document.

            "Commitment": as to any Lender, the obligation of such Lender, if any, to make Loans to the Borrower in a principal amount not to exceed the amount set forth under the heading "Commitment" opposite such Lender's name on
Schedule 1.1A. The original aggregate amount of the Commitments is $365,000,000.

            "Compensation":

            (a) all consideration received by any Loan Party in respect of the partial or total nationalization, expropriation or compulsory purchase of the Facilities or any interest in the Facilities;

            (b) any sum payable to or for the account of any Loan Party in respect of the release, inhibition, modification, suspension or extinguishment of any rights, easements or covenants enjoyed by or benefiting the Facilities, or the imposition of any restrictions affecting the Facilities, or the grant of any easement or rights over or affecting the Facilities or any part of them; and

            (c) any sum payable to or for the account of any Loan Party in respect of the refusal, revocation, suspension or modification of any authorization or exemption subject to conditions, or any other official order or notice restricting the construction or operation of the Facilities.

            "Completion": as defined in Section 5.3(c).

            "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

            "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

            "Confidential Information Memorandum": the Confidential Information Memorandum in the form most recently furnished to certain Lenders prior to the date hereof.

            "Constitutional Documents": in relation to any corporate Person, the certificate of incorporation and by-laws or other constitutional documents of such corporate Person.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Debt Service Coverage Ratio": for any period, the ratio of Cash Available for Debt Service for such period to Total Debt Service Obligations for such period.

            "Declaration of Pledge": the Icelandic law declaration of pledge to be entered into on or prior to the Closing Date between the Borrower and the Security Trustee.

            "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Direct Agreement": each of the direct agreements in the agreed form among the Borrower, the Security Trustee and the following Persons:

            (a) the Ministry of Industry of the Government of Iceland, the Treasury and the Parent (relating to the Investment Agreement and the Smelter Site Agreement);

            (b) Landsvirkjun (relating to the LV Power Contract);

            (c) Orkuveita Reykjavikur and Hitaveita Sudurnesja hf. (relating to the OR/HS Power Contract); and

            (d) the Harbour Fund (relating to the Harbour Agreement and the Harbour Usage Agreement);

and any other agreement designated as such by the Borrower and the Agents from time to time.

            "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings. The granting of a Lien shall not constitute a Disposition.

            "Dollars" and "$": dollars in lawful currency of the United States.

            "EBITDA": for any period, Net Income for such period plus, to the extent deducted in determining such Net Income (i) Interest Expense, (ii) provision for taxes on income (exclusive of any such taxes resulting from extraordinary items of gain or loss) and (iii) depreciation of fixed or capital assets and amortization of intangibles and leasehold improvements for such period.

            "Enabling Act": Noroural Enabling Act no. 62/1997.

            "Environmental Approval" means any authorization of any kind required under any Environmental Law applicable to the Facilities and/or the Borrower.

            "Environmental Laws": any and all foreign, federal, state, local or municipal laws, statutes and regulations, together with legally enforceable rules, orders, ordinances, codes, decrees and requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "Environmental Operating Permit": the environmental operating permit issued to the Borrower by the Government of Iceland on February 24, 2003.

            "Eurodollar Rate": with respect to any Interest Period pertaining to a Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor or substitute screen) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

            "Eurodollar Tranche": the collective reference to Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Expansion": the expansion of the capacity of the aluminum smelter at Grundartangi to reach an output level of 212,000 metric tons per annum.

            "Exposure": with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender's Commitment at such time and (b) the aggregate unpaid principal amount of such Lender's Loans at such time.

            "Facilities": the Grundartangi aluminum smelter including the Harbour Area (as defined in the Harbour Agreement) and the Expansion.

            "Facilities Taxes": all Taxes payable or to be payable by the Borrower.

            "Facility Office": the office(s) notified by a Lender to the Administrative Agent: (a) on or before the date it becomes a Lender; or (b) by not less than five Business Days' notice, as the office(s) through which it will perform all or any of its obligations under this Agreement.

            "Faxafloahafnir": Faxafloahafnir sf., registered number _________, a partnership organized under the laws of Iceland with its registered office at _________, Iceland.

            "Fee Payment Date": (a) the last Business Day of each March, June, September and December and (b) the last day of the Availability Period.

            "Funding Office": the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

            "General Bond": the Icelandic law general bond to be entered into on or prior to the Closing Date between the Borrower and the Security Trustee.

            "Glencore Assignment and Assumption Agreement": the assignment and assumption agreement between the Parent and the Borrower dated as of February 10, 2005.

            "Glencore Tolling Conversion Agreement": the tolling conversion agreement dated August 1, 2004 between Glencore Ltd. and the Parent as assigned to the Borrower pursuant to the Glencore Assignment and Assumption Agreement.

            "Good Industry Practice": the exercise of that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking as the Borrower under the same or similar circumstances.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

            "Gross Revenues": for any period, the gross revenue of the Borrower determined in accordance with Applicable Accounting Principles.

            "Group Members": the collective reference to the Parent and its Subsidiaries.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any legally enforceable obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations") of another Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee

Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith; provided, however that if such guaranteeing person has not assumed such primary obligation, such amount shall be the lesser of the foregoing and the value of the property of such guaranteeing person which is subject to a Lien securing such primary obligation.

            "Harbour Agreement": Harbour Agreement between Faxafloahafnir (formerly known as the Harbour Fund) and the Borrower, dated as of August 7, 1997, as amended by the First Amendment to the Harbour Agreement between Faxafloahafnir sf. and the Borrower, dated February 9, 2005.

            "Harbour Fund": the Grundartangi Harbour Fund, an independent public fund jointly owned by the Municipalities of Hvalfjardarstrandarhreppur, Innri-Akraneshreppur, Leirar and Melahreppur, Skilmannahreppur, the Township of Akranes and by all Districts of the Counties of Borgarfjardarsysla and Myrasysla other than those above mentioned.

            "Harbour Usage Agreement": the Harbour Usage Agreement dated June 12, 1997 among Faxafloahafnir (formerly known as the Harbour Fund), Icelandic Alloys Limited and the Borrower.

            "HRV Group": HRV sf, registered number 431103-3030, a partnership organized under the laws of Iceland with its registered office at Grensasvegur 1, 108 Reykjavik, Iceland.

            "IAS": international accounting standards issued by the International Accounting Standards Committee and, to the extent applicable, international financial reporting standards issued by the International Accounting Standards Board.

            "Iceland": the Republic of Iceland.

            "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (including securities repurchase agreements but excluding current accounts payable or other accrued current liabilities arising in the ordinary course of business that are not overdue or that are being contested in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements,
(g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 7(f) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

            "Independent Engineer": as defined in Section 5.3(a).

            "Industrial License": the industrial license issued to the Borrower by the Police Commissioner in Reykjavik and registered at the office of the County Magistrate of Borganes, as affirmed in a letter dated October 5, 2000 from the County Magistrate of Borganes.

            "Initial Equity Contribution": the aggregate amount of all equity contributions and Qualifying Junior Funding made by any Group Member (other than the Borrower) to the Borrower on or after September 1, 2004 and prior to the Closing Date; it being understood that such contributions in the amount of $136,000,000 have been made prior to the date hereof.

            "Insurance": all contracts and policies of insurance and re-insurance of any kind which are taken out by or on behalf of the Borrower or (to the extent of its interest) in which the Borrower has an interest.

            "Insurance Report": as defined in Schedule 4.1.

            "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under Icelandic, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

            "Interest Coverage Ratio": for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

            "Interest Expense": for any period, the total interest expense (including that attributable to Capital Lease Obligations) of the Borrower for such period with respect to all Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with Applicable Accounting Principles).

            "Interest Payment Date": (a) as to any Loan having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

            "Interest Period": as to any Loan, (a) initially, the period commencing on the Borrowing Date with respect to such Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M. on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date;

            (iii) prior to determining the interest rate for a Loan, the Administrative Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (in an aggregate amount equal to or greater than the related repayment installment) which have an Interest Period ending on any date on which the Borrower is required to make the payment of an installment of principal of the Loans;

            (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

            (v) prior to the Syndication Date, Interest Periods shall be one month or such other period as the Administrative Agent and the Borrower may agree and any Interest Period which would otherwise extend beyond the Syndication Date shall be adjusted to end on the Syndication Date, it being understood that with respect to an Interest Period so adjusted, the Borrower shall not be required to compensate any Lender pursuant to
      Section 2.16(c).

            "Investment Agreement": the Investment Agreement, dated August 7, 1997, among the Minister of Industry of the Government of Iceland, Columbia Ventures Corporation and the Borrower, as amended by the First Amendment to the Investment Agreement dated June 14, 2000, as acceded to by the Parent and the Pledgors on April 23, 2004, as amended by the Second Amendment to the Investment Agreement dated February 9, 2005.

            "Investments": as defined in Section 6.8.

            "Joint Venture": any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

            "Lender Party": each Agent, each Lender and each Affiliate thereof party to a Swap Agreement with the Borrower.

            "Lenders": the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

            "Loan": any loan made by any Lender pursuant to this Agreement.

            "Loan Documents": this Agreement, the Security Documents, the Notes, the Subordination Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

            "Loan Parties": the Borrower and each Pledgor.

            "LV Power Contract": the Power Contract between Landsvirkjun and the Borrower, dated as of August 7, 1997, as amended by the First Amendment to the Power Contract, dated as of October 29, 1999 and the Second Amendment to the Power Contract dated as of April 21, 2004.

            "Majority Lenders": the holders of more than 50% of the aggregate Exposures.

            "Material Adverse Effect": in the reasonable judgment of the Required Lenders a material adverse effect on:

            (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower; or

            (b) the ability of the Borrower to perform its obligations under the Loan Documents; or

            (c) the validity or enforceability of, or the effectiveness or ranking of any Lien granted or purporting to be granted pursuant to any of, the Loan Documents or the rights or remedies of any Agent or Lender under any of the Loan Documents.

            "Material Contracts and Licenses": each contract and license of the Borrower listed on Schedule 3.19 and each replacement thereof.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation. Materials of Environmental Concern do not include commercially reasonable amounts of such substances used or stored in the ordinary course of occupancy, use or maintenance, provided that such substances are used or stored in accordance with Environmental Laws.

            "Maturity Date": February 28, 2010.

            "Net Cash Proceeds": in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys' fees, accountants' fees, investment banking fees, broker's commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and (ii) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

            "Net Income": for any period, the net income (or loss) of the Borrower for such period (exclusive of extraordinary items of gain or loss), determined in accordance with Applicable Accounting Principles.

            "Net Worth": at any date, the shareholders' equity (including retained earnings) of the Borrower at such date, determined in accordance with Applicable Accounting Principles, plus, without duplication, the principal amount of any Indebtedness of the Borrower at such date which constitutes Qualifying Junior Funding.

            "Non-Excluded Taxes": as defined in Section 2.15(a).

            "Notes": the collective reference to any promissory note evidencing Loans.

            "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

            "Operating Permit": the operating permit issued on May 22, 1997 to the Borrower on behalf of the Occupational Health and Safety Authority of the Government of Iceland together with confirmation that such operating permit applied to the Expansion.

            "OR/HS Power Contract": the Power Contract among the Borrower, Orkuveita Reykjavikur and Hitaveita Sudournesja hf., dated as of April 17, 2004, as amended by the First Amendment thereto dated as of October 28, 2004.

            "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

            "Parent": Century Aluminum Company, a Delaware corporation.

            "Participant": as defined in Section 9.6(c).

            "Percentage": as to any Lender at any time, the percentage which such Lender's Exposure then constitutes of the aggregate Exposures of the Lenders.

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Pledgors": each of (i) Nordural Holdings I ehf., a company registered in Iceland with registered no. 470404-2130, and (ii) Nordural Holdings II ehf., a company registered in Iceland with registered no. 470404-2210.

            "Power Contract": the LV Power Contract or the OR/HS Power Contract.

            "Properties": as defined in Section 3.16(a), and any other real property acquired by the Borrower after the date of this Agreement. A reference to a "Property" is a reference to any of the Properties.

            "Qualifying Junior Funding": Capital Stock of the Borrower or Indebtedness of the Borrower which is (i) unsecured, (ii) requires no payment of principal prior to the first anniversary of the Maturity Date and (iii) is governed by a Subordination Agreement.

            "Recovery Event": receipt of (i) any payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower (other than in respect of business interruption insurance), (ii) any Compensation or (iii) any compensation and damages payable pursuant to any agreement entered into by the Borrower in respect of the construction of the Facilities and/or any associated claim under any bond and/or guarantee in respect of such an agreement (in each case in excess of $5,000,000).

            "Reference Banks": subject to Section 9.7, the Administrative Agent and Kaupthing Bank hf.

            "Register": as defined in Section 9.6(b).

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower in connection therewith that are not applied to prepay the Loans pursuant to Section 2.7 as a result of the delivery of a Reinvestment Notice.

            "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

            "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

            "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower's business.

            "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or, in the case of a Recovery Event in respect of any property or casualty insurance claim, the date occurring 12 months after the final payment in respect thereof), unless, prior to any such date, the Borrower has entered into an agreement or agreements for the acquisition or repair of assets useful in its business, in which case such date shall be the date occurring 12 months after the date of the relevant agreement for such acquisition or repair and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

            "Relevant Jurisdiction":

            (a) the jurisdictions of incorporation of the Borrower and each of the Pledgors, and (if different from the foregoing) any jurisdiction where the Borrower or a Pledgor conducts its business;

            (b) any jurisdiction where any asset included in the Collateral is situated; and

            (c) the jurisdiction whose laws govern the perfection of the Lien of the Security Documents on any Collateral.

            "Replacement Harbour Loan Agreement": Loan Agreement between the Borrower and Landsbanki Islands hf. dated as of June 23, 1998.

            "Required Lenders": at any time, the holders of Exposures representing 662/3% or more of the aggregate amount of all Exposures.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": any director of the Borrower, the managing director or the manager of finance of the Borrower.

            "Restricted Payments": as defined in Section 6.6.

            "Restricted Subsidiary": as defined in the Indenture dated as of August 26, 2004 among the Parent, the guarantors party thereto and Wilmington Trust Company as trustee.

            "SEC": the United States Securities and Exchange Commission and any successor thereto.

            "Secured Party": as defined in the Declaration of Pledge.

            "Securities Pledge Agreement": the Icelandic law shares pledge to be entered into on or about the Closing Date between the Borrower, the Pledgors and the Security Trustee.

            "Security Documents": the collective reference to the Accounts Pledge Agreement, the Declaration of Pledge, the Securities Pledge Agreement, the General Bond, each Direct Agreement, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

            "Security Trustee": Kaupthing Bank hf. in its capacity as security trustee for the Lenders under the Security Documents, and its successors in such capacity.

            "Senior Facility Agreement": the Senior Facility Agreement dated as of September 2, 2003, as amended April 27, 2004, and as amended and restated August 16, 2004, among the Borrower, Kaupthing Bank hf. and Landsbanki Islands hf. as the arrangers and banks, BNP Paribas S.A. as the account bank, Landsbanki Islands hf. as the agent, and Kaupthing Bank hf. as the security trustee.

            "Site Obligations": the sums provided in an aggregate amount of $7,000,000 plus capitalized interest under the Smelter Site Agreement.

            "Smelter": the aluminum reduction plant and related facilities constructed, owned and operated by the Borrower at the Facilities.

            "Smelter Site Agreement": the Smelter Site Agreement, dated March 20, 1997, between the Treasury and the Borrower, as amended by the First Amendment to the Smelter Site Agreement between the Treasury and the Borrower, dated August 7, 1997 and by the Second Amendment to the Smelter Site Agreement between the Treasury and the Borrower, dated February 9, 2005.

            "Subordination Agreement": a Subordination Agreement in substantially the form of Exhibit C.

            "Swap Agreement": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

            "Syndication Date": the day on which the Administrative Agent confirms that the primary syndication of the Facility has been completed; provided that such date shall be no later than April 15, 2005.

            "Tax": any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

            "Technical Consultant": the engineer appointed by the Administrative Agent on behalf of the Lenders in accordance with Section 5.3.

            "Term Sheet": that certain Amended and Restated Term Sheet among the Agents and the Borrower, as amended by a letter agreement between the Agents and the Borrower extending the "Signing Date" to a date no later than February 21, 2005.

            "Total Debt Service Obligations": for any period; the aggregate of all interest, commission and other recurrent financial expenses attributable to the Indebtedness of the Borrower and all scheduled repayments due in respect of such Indebtedness to the extent paid by the Borrower, in each case in such period.

            "Transferee": any Assignee or Participant.

            "Treasury": the State Treasury of the Government of Iceland.

            "Twenty-Fifth Day": the twenty-fifth calendar day of each calendar month (or, if such day is not a Business Day the next succeeding Business Day).

            "2003 Statements": as defined in Section 3.1.

            "United States": the United States of America.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

         (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (vi) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (vii) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         (e) Unless otherwise specified, all references herein to times of day shall be references to Reykjavik time.

                   SECTION 2. AMOUNT AND TERMS OF FACILITIES

            2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make loans (each, a "Loan") to the Borrower from time to time during the Availability Period in an aggregate amount not to exceed the initial amount of the Commitment of such Lender. The Commitments are not revolving in nature, and amounts prepaid or repaid may not be reborrowed.

            2.2 Procedure for Borrowing. The Borrower may borrow under the Commitments on the Closing Date for the initial borrowing and thereafter on any Twenty-Fifth Day, provided, that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon three Business Days prior to the requested Borrowing
Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date and (iii) the length of the initial Interest Period therefor. Each borrowing shall be in Dollars in the amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Commitments are less than $10,000,000, such lesser amount) and, in the case of any borrowing subsequent to the first borrowing hereunder, shall be of a single Eurodollar Tranche. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 10:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

            2.3 Repayment of Loans; Scheduled Commitment Reductions.

         (a) The Commitments shall (i) automatically be reduced by the amount of any Loans borrowed thereunder effective on the date of each such borrowing and
(ii) terminate at the close of business on the last day of the Availability Period. The Loans of each Lender shall mature, and the then outstanding principal amount thereof shall be paid in full together with accrued interest thereon, on the Maturity Date. In addition, there shall become due and payable on each date in the table below the aggregate principal amount of Loans set forth in the table below with respect to such date:

      Date                                                   Amount
      ----                                                   ------
February 28, 2007                                         $15,500,000
August 31, 2007                                           $14,000,000
February 29, 2008                                         $14,000,000
August 31, 2008                                           $14,000,000
February 28, 2009                                         $14,000,000
August 31, 2009                                           $14,000,000
February 28, 2010                                         $14,000,000

            2.4 Fees.

         (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent ratably for the accounts of the Lenders a commitment fee commencing on the Closing Date computed at the rate of 0.50% per annum on the average daily amount of the aggregate Commitments, such fee to be payable quarterly in arrears on each Fee Payment Date, commencing on the first such Fee Payment Date to occur after such date.

         (b) Agent Fees. The Borrower agrees to pay to each Agent the fees in the amounts and on the dates as set forth in the Term Sheet, or as may otherwise be agreed in writing between the Borrower and such Agent from time to time.

            2.5 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time on or before June 30, 2005, to reduce the amount of the Commitments. Any such reductions shall be in an aggregate amount equal to or less than $135,000,000, and each such reduction shall be in an amount equal to a whole multiple of $1,000,000 and shall reduce permanently the Commitments then in effect.

            2.6 Optional Prepayments. On any Interest Payment Date, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided that no such partial prepayment shall be permitted unless on the date of such partial prepayment, the conditions specified in Section 4.2(b) are satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a larger whole multiple of $1,000,000.

            2.7 Mandatory Prepayments. (a) If on any date the Borrower shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on the next Interest Payment Date toward the prepayment of the Loans. On each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans. On the next Interest Payment Date after each date on which the Borrower makes any Restricted Payment, an amount equal to 50% of the amount of such Restricted Payment shall be applied by the Borrower toward the prepayment of the Loans. Each prepayment under this
Section 2.7 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

         (b) Prepayments pursuant to this Section 2.7 shall be applied to the Loans in accordance with Section 2.13(b). In the case of any such prepayment of a Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.

            2.8 Continuation Options. Any Loan may be continued upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the definition of Interest Period, of the length of the next Interest Period to be applicable to such Loan, provided, that if the Borrower shall fail to give such notice, the relevant Loans shall then automatically be continued for a one-month Interest Period on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

            2.9 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and
(b) no more than five Eurodollar Tranches shall be outstanding at any one time.

            2.10 Interest Rates and Payment Dates. (a) Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

         (b) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Loans plus 2%, in each case, with respect to clauses (i) and
(ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

         (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

            2.11 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.

         (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

            2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) until such time as either such notice is withdrawn by the Administrative Agent or a substitute basis is agreed pursuant to clause (y) and approved in writing by each affected Lender, the Eurodollar Rate for purposes of determining the interest payable on each affected Loan shall be the rate notified to the Administrative Agent by the related Lender as the rate per annum which reflects the cost to such Lender of funding such Loan from whatever source it may reasonably select and (y) the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest hereunder.

            2.13 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentages of the relevant Lenders.

         (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the relevant Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans in inverse order of maturity. The Borrower or, failing timely notice by the Borrower to the Administrative Agent, the Administrative Agent, shall designate the particular Eurodollar Tranches to be prepaid, and the Administrative Agent shall promptly notify the relevant Lenders thereof.

         (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments of principal and interest on the

Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment of principal and interest on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

         (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period from such Borrowing Date until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.

         (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum specified in subsection (d) above.

            2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any Tax with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and any net income taxes, franchise taxes or other taxes imposed in lieu of net income taxes) expressly excluded from coverage under Section 2.15;

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

               (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Lender, upon its demand and delivery of a certificate described in Section 2.14(c), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable within 15 days of receiving such demand. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly provide written notice to such effect to the Borrower (with a copy to the Administrative Agent).

         (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor together with a certificate described in Section 2.14(c), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction within 15 days after demand therefor.

         (c) A certificate as to any additional amounts payable pursuant to this
Section 2.14 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 120 days prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such 120 day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.15 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender or any Participant as a result of a present or former connection between the Administrative Agent or such Lender or Participant and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be paid by the Administrative Agent or a Lender or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are attributable to such Lender's failure to comply with the requirements of paragraph (d) of this Section.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. The Borrower shall indemnify the Administrative Agent and the Lenders for the amount of Non-Excluded Taxes and Other Taxes and any incremental taxes, interest or penalties thereon paid by the Administrative Agent or any Lender.

         (d) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's good faith judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

         (e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid such Other Taxes or paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or Other Taxes or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

         (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.16 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.17 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its applicable lending office) to make, maintain or fund its Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon the obligation of such Lender to make Loans shall be terminated and the Borrower shall prepay each outstanding Loan of such Lender on the last day of the then current Interest Period therefor (or, if such Lender may not lawfully maintain such Loan to such last day, no later than the last day that such Lender may lawfully maintain such Loans). Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different applicable lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

            2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15.

            2.19 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (i) requests (or requests on behalf of a Participant) reimbursement for amounts owing pursuant to Section 2.14 or 2.15 or (ii) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15,
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
Section 2.16 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section
9.6 (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment and Assumption, it shall be deemed to have entered into such Assignment and Assumption.

                   SECTION 3. REPRESENTATIONS AND WARRANTIES

            To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent and each Lender that:

            3.1 Financial Condition. The audited balance sheet of the Borrower as at December 31, 2003, and the related statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from the Auditors (the "2003 Statements"), present fairly, in all material respects, the financial condition of the Borrower as at such date, and the results of its operations and its cash flows for the fiscal year then ended. The unaudited balance sheet of the Borrower as at September 30, 2004, and the related unaudited statements of income and cash flows for the 9-month period ended on such date, present fairly, in all material respects, the financial condition of the Borrower as at such date, and the results of its operations and its consolidated cash flows for the 9-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with Applicable Accounting Principles (or IAS, in the case of the 2003 Statements) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein, and except as necessary to reflect any differences between IAS and Applicable Accounting Principles). Except for commitments under contracts for construction of the Expansion, as of the date of this Agreement, the Borrower has no material Guarantee Obligations, material contingent liabilities, material liabilities for taxes, or any long-term leases (other than the Harbour Agreement or Smelter Site Agreement) or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements (including the related schedules and notes thereto) referred to in this paragraph.

            3.2 No Change. Since September 30, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

            3.3 Existence; Compliance with Law. The Borrower and each Pledgor
(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of Iceland, (b) has the corporate and limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in each case, to the extent that the failure to comply with the requirements of clauses (b) through (d) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.4 Power; Authorization; Enforceable Obligations. The Borrower and each Pledgor has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. The Borrower and each Pledgor has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required by or on behalf of any Loan Party in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (excluding the approval referred to in section B.3 of Schedule 3.4) and (ii) where the failure to have obtained or made such consents, authorizations, filings and notices could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower and each Pledgor (as applicable). This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower and each Pledgor (as applicable), enforceable against the Borrower or such Pledgor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, or any material Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of such Person's properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).

            3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

            3.7 No Default or Force Majeure. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. To the Borrower's knowledge,
(i) no other party is in breach of the terms of any of the Material Contracts and Licenses to an extent which is likely to have a Material Adverse Effect,
(ii) no event of force majeure as defined in or contemplated by any of the Material Contracts and Licenses has occurred and is continuing thereunder.

            3.8 Ownership of Property; Liens. Except as set forth in Schedule 6.3, the Borrower has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property. None of such property is subject to any Lien except as permitted by Section 6.3.

            3.9 Intellectual Property. The Borrower owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any of the Borrower's owned or licensed Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such material claim. To the Borrower's knowledge, the use of Intellectual Property by the Borrower does not infringe on the rights of any Person in any material respect.

            3.10 Taxes. (a) Each Loan Party has filed or caused to be filed all material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Applicable Accounting Principles have been provided on the books of the relevant Loan Party); no material tax lien has been filed, and, to the knowledge of any Loan Party, no claim is being asserted, with respect to any such material tax, fee or other charge, in each case other than as permitted pursuant to Section 6.3(a).

         (b) Under the laws of the Relevant Jurisdictions, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, documentary, transactional, registration or similar tax or duty (including stamp duty, stamp duty reserve tax and stamp duty land tax) be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, except as disclosed in
Schedule 3.10(b) hereto.

         (c) As of the date hereof, the Borrower is not required to make any deduction for or on account of tax from any payment it may make under any Loan Document.

            3.11 Margin Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

            3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower have not been in violation of any other Requirement of Law dealing with such matters; and (c) all payments due from the Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower.

            3.13 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the United States Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

            3.14 No Subsidiaries. The Borrower has no Subsidiaries.

            3.15 Use of Proceeds. The proceeds of the Loans shall be used (i) to refinance Indebtedness of the Borrower under the Senior Facility Agreement, (ii) to finance costs expected to be incurred in connection with expanding the production capacity of the Facilities and (iii) for general corporate purposes.

            3.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

         (a) the facilities and properties owned, leased or operated by the Borrower (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

         (b) the Borrower has not received and is not aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower

(the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

         (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

         (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

         (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

         (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business;

         (g) the Borrower has, or will at all relevant times have, obtained all Environmental Approvals required in connection with the Business and has at all times complied in all material respects with the terms of those Environmental Approvals;

         (h) all information supplied by the Borrower to the Minister of Environment of the Government of Iceland in order to obtain the Environmental Operating Permit was true in all material respects as at its date or, as the case may be, the date on which it was supplied and such information did not omit as of its date or, as the case may be, the date on which it was so supplied, any material information; and

         (i) the Borrower has not assumed any liability of any other Person under Environmental Laws pursuant to any Contractual Obligation.

            3.17 Security Documents. (a) The Security Documents are effective to create in favor of the Security Trustee, for the benefit of the Lenders, a legal, valid and enforceable Lien on and security interest in the Collateral (other than the BMT Tolling Conversion Agreement and the Anode Supply Agreement) described therein and proceeds thereof, constituting fully perfected Liens on, and security interests in, all right, title and interest of the Borrower or, in the case of the Securities Pledge Agreement, the Pledgors, in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person except for Liens permitted hereunder.

         (b) The shares of the Borrower which are included in the Collateral pursuant to the Securities Pledge Agreement are validly authorized, duly issued, fully paid and nonassessable.

         (c) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors of the Borrower and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower except as created by the Loan Documents.

            3.18 Governing Law and Enforcement.

         (a) The choice of the law of the State of New York as the governing law of this Agreement will be recognized and enforced in the Relevant Jurisdictions.

         (b) Any judgment obtained in the State of New York in relation to this Agreement will be recognized and enforced in the Relevant Jurisdictions.

         (c) The execution by the Borrower and each of the Pledgors of each Loan Document to which it is a party constitutes, and its exercise of its rights and performance of its obligations under each Loan Document to which it is a party will constitute, private and commercial acts done and performed for private and commercial purposes and it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Loan Document to which it is a party.

            3.19 Material Contracts and Licenses.

         (a) The Borrower has heretofore furnished to the Administrative Agent true and correct copies of all Material Contracts and Licenses and there has been no material amendment, modification, termination or other change to any such Material Contract or License other than as previously disclosed in writing to the Lenders.

                        SECTION 4. CONDITIONS PRECEDENT

            4.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan, of the following conditions precedent:

            (a) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of New York and Icelandic legal counsel), on or before the Closing Date.

            (b) OR/HS Power Contract. The Borrower shall have accepted reassignment of the OR/HS Power Contract; the Borrower shall have delivered a true and correct copy thereof to the Administrative Agent and such contract shall be satisfactory in form and substance to the Administrative Agent insofar as it creates or purports to create any Liens against the Borrower or its properties and assets.

            (c) Documentation. The Administrative Agent shall have received each of the documents specified in Schedules 3.4 and 4.1.

            4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including its initial Loan) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, (ii) except that for purposes of this Section 4.2(a), the representations and warranties contained in Sections 3.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1 and (iii) except to the extent of changes permitted by, or resulting from transactions permitted by, this Agreement and the other Loan Documents.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

            (c) Additional Equity Contribution. An equity contribution in an amount equal to the Additional Equity Contribution (calculated after giving effect to all Loans requested to be made on such Borrowing Date) shall have been made.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

                        SECTION 5. AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

            5.1 Financial Statements. The Borrower will furnish to the Administrative Agent with sufficient copies for each Lender:

            (a) as soon as available, but in any event within 120 days after the end of each fiscal year, a copy of the audited balance sheet of the Borrower as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by the Auditors; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with Applicable Accounting Principles applied (except as approved by the Auditors and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

            5.2 Certificates; Other Information. The Borrower will furnish to the Administrative Agent with sufficient copies for each Lender (or, in the case of clause (d), to the relevant Lender):

            (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the Auditors stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default resulting from a failure of the Borrower to comply with the requirements of Section 6.1, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to Section 5.1 (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of each Applicable FQE, a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and
      (iii) a report prepared in respect of the production levels, material operating costs and other material operating data of the Facilities which report shall be in reasonably satisfactory form to the Administrative Agent;

            (c) within 25 days after the end of each calendar month a report, prepared by the HRV Group and signed by a Responsible Officer of the Borrower, as to the progress of the construction of the Expansion and, until Completion, if the Administrative Agent so requests the Borrower will attend meetings in Iceland with the Lenders on a quarterly basis to discuss such progress; and

            (d) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

            5.3 Business Plan; Completion.

            (a) The Lenders shall have the right, at any time prior to Completion, to appoint and retain (at the Lenders' cost) an independent technical consultant (the "Technical Consultant") to review the progress of the Expansion and advise the Lenders in respect thereof. If, in the opinion of the Required Lenders, there is an adverse development in the progress of the Expansion which would be reasonably likely to have a Material Adverse Effect, the Lenders may (at the Borrower's cost) retain the Technical Consultant or appoint and retain an independent engineering company (the "Independent Engineer") to investigate the adverse development and advise the Lenders with respect thereto. The selection of any Technical Consultant or Independent Engineer appointed by the Lenders shall be subject to (i) the approval of the Borrower (such approval not to be unreasonably withheld) and (ii) the execution and delivery of a confidentiality agreement substantially similar to the provisions of
      Section 9.20 of this Agreement. The Borrower will cooperate with any investigations by any Technical Consultant or Independent Engineer, provided that nothing in this Section 5.3(a) shall require the Borrower to follow any recommendations made by a Technical Consultant or Independent Engineer if the Borrower believes in good faith that such recommendations will not be beneficial to the business or the Facilities.

            (b) The Borrower will update the Business Plan annually and accordingly will supply to the Administrative Agent sufficient copies thereof for all of the Lenders and the Technical Consultant (if any) not later than January 31 in each year. The Borrower will ensure that each Business Plan: (i) is in a form reasonably acceptable to the Administrative Agent and includes a projected income statement, balance sheet and cash flow statement for the Borrower, projected financial covenant calculations and a statement of expenses relating to the Expansion incurred during the relevant period; (ii) has been approved by the Board of Directors of the Borrower; and (iii) contains a written explanation of the main changes from the previous Business Plan.

            (c) When in the Borrower's opinion the Expansion has been completed, the Borrower will submit to the Administrative Agent a report confirming such completion and certifying that the Facility has had average daily production levels equivalent to not less than 212,000 metric tons per annum for a period of 30 consecutive days ("Completion").

            5.4 Payment of Obligations. Except to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with Applicable Accounting Principles with respect thereto have been provided on the books of the Borrower.

            5.5 Maintenance of Existence; Compliance. The Borrower will (a) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            5.6 Maintenance of Property; Insurance. The Borrower will keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that the Borrower may discontinue the operation and maintenance of any of its properties or assets if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and does not have a Material Adverse Effect. The Borrower will maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against by similarly situated companies. The Borrower's insurance coverage as of the date hereof is identified in the Insurance Report; such report will be updated annually and provided to the Administrative Agent by January 31 each year. If in the reasonable opinion of the Administrative Agent the Borrower's insurance does not comply with the requirements of this Section 5.6, the Administrative Agent will be entitled, after consulting with the Borrower, to arrange for a report on the adequacy and extent of the Borrower's insurance (at the cost of the Borrower) from a third party expert reasonably selected by the Administrative Agent, and the Borrower and the Administrative Agent will in good faith discuss implementing the recommendations made by such third party expert.

            5.7 Inspection of Property; Books and Records; Discussions. The Borrower will (a) keep proper books of records and account in which full, true and correct entries in conformity with Applicable Accounting Principles and all Requirements of Law shall be made and (b) permit representatives of the Administrative Agent and, if a Default exists, any Lender, to visit and inspect (at its own expense unless a Default exists, in which case at the Borrower's expense) any of its properties and examine and make abstracts from any of its books and records, at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with Responsible Officers of the Borrower and with the Borrower's independent certified public accountants.

            5.8 Notices. The Borrower will promptly give notice to the Administrative Agent with sufficient copies for each Lender of:

            (a) the occurrence of any Default or Event of Default upon becoming aware of the same;

            (b) any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding that may exist at any time between any Loan Party and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting any Loan Party (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought unless such relief, if granted, could not reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

            (d) details of any event of which it is aware which may constitute a material event of force majeure under any of the Material Contracts and Licenses;

            (e) copies of all notices of default, suspension, termination, or material claims or material demands made against it under any of the Material Contracts and Licenses, otherwise than in the normal course of performance of any such contract, or affecting the Facilities and details of any action it proposes to take in relation to the same;

            (f) upon becoming aware of them, details of any damage to or destruction of the Facilities where the cost of repair or re-instatement is likely to exceed $4,000,000;

            (g) any reduction in the average production levels of the Smelter below 90% of its capacity for a period which has exceeded or is anticipated to exceed 30 days;

            (h) in respect of each of the Material Contracts and Licenses details of:

                        (i) any material amendments or material variations to
            the terms thereof;

                        (ii) any assignment, novation or transfer by any Party
            thereto (other than the Borrower) of its rights and/or obligations thereunder;

            (i) notice of any claim by the Borrower under any insurance policy in an amount greater than $5,000,000; and

            (j) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

            5.9 Environmental Laws. (a) The Borrower will comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure so to comply or to obtain or maintain any such license, approval, notification, registration or permit could not reasonably be expected to have a Material Adverse Effect.

         (b) The Borrower will conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all legally enforceable orders and directives of all Governmental Authorities regarding Environmental Laws.

            5.10 Pari Passu Ranking. The Borrower will ensure that at all times any unsecured and unsubordinated claims of a Lender Party against it under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

            5.11 Intellectual Property. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, the Borrower will (a) preserve and maintain the subsistence and validity of its Intellectual Property necessary for the Business, (b) use reasonable endeavors to prevent any infringement in any material respect of its rights in respect of the Intellectual Property now or hereafter owned or licensed by it, (c) make registrations and pay all registration fees and taxes necessary to maintain its Intellectual Property in full force and effect and record its interest in such Intellectual Property, (d) not use the Intellectual Property now or hereafter owned or licensed by it or permit it to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which may adversely affect the existence or value of its Intellectual Property or imperil its right to use such property, and (e) not discontinue the use of its Intellectual Property. The Borrower will notify the Administrative Agent if it obtains any interest in any Intellectual Property material to its business which it did not hold as at the date of this Agreement.

            5.12 Operation and Maintenance. The Borrower will: (i) diligently operate and maintain the Facilities in a safe, efficient and business-like manner, in accordance with Good Industry Practice and in such a manner as to ensure that it does not prejudice, in any material respect, its ability to claim against any person (including any contractor) for breach of any material manufacturer, supplier or other warranties; (ii) not cease to be the operator of the Facilities; and (iii) not enter into any agreement under which the Borrower will incur operating costs except on arm's length terms.

            5.13 Material Contracts and Licenses. The Borrower shall comply with its obligations, and enforce its rights and exercise its discretions, under the Material Contracts and Licenses, except where the failure to so comply with, or exercise its rights and discretions under, the same would not have a Material Adverse Effect.

            5.14 Glencore Tolling Agreement. After the date hereof and on or before May 10, 2005, the Borrower shall have entered into a tolling conversion agreement with Glencore Ltd. on terms substantially consistent with those of the Glencore Tolling Conversion Agreement.

            5.15 UK Security Documents. After the date hereof the Borrower shall, to the extent reasonably possible, at its own expense, execute and do all such assurances, acts and things to effect first ranking, perfected security interests for the benefit of the Secured Parties with respect to the BMT Tolling Conversion Agreement and the Anode Supply Agreement; provided, however that the Borrower shall not be required to obtain the consent or acknowledgment of any counterparty to either agreement.

            5.16 Further Assurances

         (a) The Borrower shall, at its own expense, execute and do all such assurances, acts and things as any Agent may reasonably require for perfecting or protecting the security constituted or evidenced or purported to be constituted or evidenced by any of the Loan Documents or for exercising its rights under any Direct Agreement.

         (b) The Borrower shall, on terms no more onerous than any other Security Document, (i) enter into any necessary updates or supplements to any Security Documents governed by Icelandic law; and (ii) enter into any security documents relating to any Material Contracts and Licenses entered into by it after the date hereof.

         (c) The Borrower hereby irrevocably appoints the Administrative Agent, the Security Trustee and any of their delegates its true and lawful attorney, with full power to take, at the expense of the Borrower, at any time and from time to time, any or all action which the Borrower is obliged to take and fails to do so under this Section 5.14. The Borrower ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this
Section 5.14.

                         SECTION 6. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

            6.1 Financial Covenants. The Borrower will not:

         (a) Net Worth. Permit Net Worth to be less than (i) $150,000,000 as of the Closing Date or (ii) $200,000,000 as of December 31, 2005 or any June 30 or December 31 thereafter.

         (b) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 1.50 to 1.0 (i) on December 31, 2006 or (ii) on each June 30 and December 31 thereafter, with respect to the six-month period ending on such date.

         (c) Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to be less than 1.10 to 1.0 (i) on December 31, 2006 or (ii) on each June 30 and December 31 thereafter, with respect to the six-month period ending on such date.

         (d) Certain Cure Rights. A Default under this Section 6.1 as of the last day of any fiscal quarter of the Borrower upon which such semi-annual compliance is tested (the "Applicable FQE") may be cured through contributions of Qualifying Junior Funding not later than the tenth Business Day following the date on which financial statements for the period ending with the Applicable FQE are required to be delivered. Solely for purposes of determining whether a Default exists under Section 6.1, such a contribution shall be given effect as of the Applicable FQE and the amount of such contribution shall be deemed to be additional Gross Revenues of the Borrower for the fiscal quarter ending on the Applicable FQE.

            6.2 Indebtedness. The Borrower will not create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

            (a) Indebtedness pursuant to any Loan Document;

            (b) Indebtedness in respect of Qualifying Junior Funding;

            (c) Indebtedness under Swap Agreements permitted by Section 6.10;

            (d) Indebtedness outstanding on the date hereof and listed on
      Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof) (it being understood that any accrued but unpaid fees or interest added to any principal amount shall not constitute an increase of principal for purposes of this paragraph);

            (e) accounts payable, endorsements for collection, deposit or negotiation, subscriber deposits, accrued expenses, customer advance payments and warranties of products or services incurred in the ordinary course of business;

            (f) Indebtedness in connection with the issuance of one or more letters of credit or performance bonds issued in connection with the Expansion, in the ordinary course of business or pursuant to self-insurance obligations;

            (g) Indebtedness under the Power Contracts;

            (h) Indebtedness incurred by the Borrower under any Capital Lease Obligation, provided that the aggregate principal amount of such Indebtedness of the Borrower shall not exceed $3,000,000 at any one time;

            (i) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower, provided that the aggregate principal amount of such Indebtedness of the Borrower shall not exceed $5,000,000 at any one time; and

            (j) other unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

            6.3 LiensThe Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

            (a) any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue (or any longer period where such overdue amounts do not exceed in the aggregate $100,000, the payment of such amounts is being contested in good faith by appropriate proceedings and the enforcement of such lien over the relevant asset is not likely, in the reasonable opinion of the Required Lenders, to have a Material Adverse Effect);

            (b) any lien arising in respect of the Senior Facility Agreement that will be irrevocably discharged upon the Closing Date (or, in respect of any Icelandic general bond, as soon as possible thereafter);

            (c) pledges to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations;

            (d) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder and in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and such liens over the relevant asset or assets are not individually or in the aggregate likely to have a Material Adverse Effect;

            (e) encumbrances on the Properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto which are not individually or in the aggregate reasonably likely to have a Material Adverse Effect;

            (f) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 6.2(i), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

            (g) Liens of carriers, warehousemen, mechanics and materialmen (i) in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, or (ii) which are being contested in good faith by appropriate proceedings diligently pursued, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with Applicable Accounting Principles;

            (h) Liens created pursuant to the terms of the OR/HS Power Contract;

            (i) Liens in existence on the date hereof listed on Schedule 6.3, securing Indebtedness permitted by Section 6.2(d), provided, that no such Lien is spread to cover any additional property after the date hereof and that the amount of Indebtedness secured thereby is not increased, provided further that such Liens shall not include Liens created pursuant to the Senior Facility Agreement after the termination thereof; and

            (j) Liens created pursuant to the Security Documents.

            The Borrower will not: (i) sell, transfer or otherwise dispose of any of its assets on terms that they are or may be leased to or re-acquired by the Borrower; (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms; (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or (iv) enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset, in each case except for a transaction expressly permitted above.

            6.4 Fundamental Changes. The Borrower will not enter into any merger, demerger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business; provided that the Borrower may merge with another Person if the Borrower is the surviving entity in such merger and after giving effect thereto no Default exists.

            6.5 Disposition of Property. The Borrower will not dispose of any of its property, whether now owned or hereafter acquired except:

            (a) the Disposition of obsolete or worn out property in the ordinary course of business;

            (b) the Disposition of property for aggregate consideration not exceeding $2,000,000 in any fiscal year;

            (c) the sale of inventory in the ordinary course of business;

            (d) the sale of accounts receivable without recourse to the Borrower or its assets in respect of the collectability; and

            (e) Dispositions of cash otherwise permitted hereunder.

            6.6 Restricted Payments. The Borrower will not declare or pay any dividend (other than dividends payable solely in common Capital Stock of the Person making such dividend) pay any management, advisory or other fee or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "Restricted Payments"), except that, subsequent to Completion, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments provided that
(i) the Debt Service Coverage Ratio as of the last Applicable FQE is not less than 1.35 to 1.0 and (ii) the Borrower complies with Section 2.7(a) in respect of each such Restricted Payment. Notwithstanding the foregoing, the Borrower may make Restricted Payments to one or both of the Pledgors without complying with the provisions of this Section 6.6 if (i) the payment or distribution consists solely of Indebtedness of the Borrower in the form of Qualifying Junior Funding or (ii) each applicable Pledgor executes and delivers such security agreements and instruments, for the benefit of the Lenders, in respect of the paid or distributed cash or property as the Agents shall require.

            6.7 Capital Expenditures. The Borrower will not permit, for any fiscal year of the Borrower, the aggregate amount of Capital Expenditures made during such fiscal year, exclusive of Capital Expenditures in respect of expanding the production capacity of the Facilities, to exceed $5,000,000 for any fiscal year ending on or before December 31, 2006 and $8,000,000 for any subsequent fiscal year.

            6.8 Investments. The Borrower will not make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, any Person or enter into any Joint Venture (all of the foregoing, "Investments"), except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) advances and deposits for the purchase of goods, services and insurance premiums in the ordinary course of the Borrower's business;

            (c) investments in Cash Equivalents;

            (d) loans and advances to employees in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $750,000 at any one time outstanding;

            (e) investments existing on the date hereof and listed on Schedule 6.8;

            (f) investments consisting of promissory notes, bonds, debentures or other evidence of Indebtedness received as proceeds of asset dispositions permitted by Section 6.5; and

            (g) investments pursuant to Swap Agreements that are permitted by
      Section 6.10.

            6.9 Transactions with Affiliates. The Borrower will not enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) not otherwise prohibited by this Agreement, (b) in the ordinary course of business of the Borrower, and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

            6.10 Swap Agreements. The Borrower will not enter into any Swap Agreement, except Swap Agreements entered into to hedge or mitigate risks to which the Borrower has actual exposure and which are not for speculative purposes.

            6.11 Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

            6.12 Lines of Business. The Borrower will not enter into any business except for ownership and operation of the Smelter, disposition of the output therefrom and any business activity reasonably related, incidental or ancillary thereto.

            6.13 Replacement Harbour Loan Agreement. The Borrower will not make any prepayment under the Replacement Harbour Loan Agreement without the prior written consent of the Administrative Agent.

            6.14 Constitutional Documents. The Borrower shall not, without the prior written consent of the Administrative Agent, amend its Constitutional Documents in any material respect.

                          SECTION 7. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within two Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

            (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by such Person at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) (i) the Borrower shall default in the observance or performance of any agreement contained in Section 5.8(a) or 6 of this Agreement or
      (ii) an "Event of Default" under and as defined in any Security Document shall have occurred and be continuing; or

            (d) the Borrower shall default in the observance or performance of any agreement contained in Section 5.8 of this Agreement (other than Section 5.8(a)) and such default shall not have been remedied or waived within 30 days after the occurrence of such default; or

            (e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

            (f) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
      (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause
      (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

            (g) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (h) one or more final judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such final judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) (i) any of the Loan Documents shall cease to be in full force and effect for any reason other than in accordance with the terms thereof, due to an act or omission of any Agent or Lender or with the prior written consent of each of the Lenders, (ii) any Loan Party or any Affiliate of any Loan Party shall so assert, or (iii) any Lien created by any of the Security

      Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than in accordance with the terms thereof, due to an act or omission of any Agent or Lender or with the prior written consent of each of the Lenders; or

            (j) the Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business;

            (k) after the date hereof, the Borrower ceases to be a Wholly Owned Subsidiary of the Parent;

            (l) the authority or ability of the Borrower to conduct its business is materially limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction, requisition or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets;

            (m) the Borrower abandons all or a material part of the Facilities or all or a material part of the Facilities are damaged or destroyed and such damage or destruction is, in the reasonable judgment of the Required Lenders, reasonably likely to have a Material Adverse Effect;

            (n) (i) the Government of Iceland or any agency of that Government takes, or states officially that it proposes to take, any step with a view to the seizure, expropriation, nationalization or acquisition (whether compulsory or otherwise, in whole or in part, and whether or not for fair compensation) of the Borrower or any of its material assets;

                (ii) all or a material part of the Facilities is requisitioned;
            or

                (iii) the Government of Iceland takes any step (save as provided for in the Investment Agreement as in effect on the date of this Agreement) with a view to the regulation, administration or limitation of, or the assertion of any form of administrative control over, rates applied, prices charged or rates of return achievable, by the Borrower in connection with the Business and any such step, in the reasonable judgment of the Required Lenders, is likely to have a Material Adverse Effect;

            (o) any event or circumstance occurs which the Required Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                             SECTION 8. THE AGENTS

            8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent and Security Trustee as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and Security Trustee, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or Security Trustee, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and Security Trustee shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or Security Trustee.

            8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

            8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other

Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Exposures in effect on the date on which indemnification is sought under this Section from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            8.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any letter of credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

            8.9 Successor Agents. The Administrative Agent may resign as Administrative Agent, and the Security Trustee may resign as Security Trustee, upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent or Security Trustee shall resign as Administrative Agent or Security Trustee, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or 7(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Security Trustee, as applicable, and the term "Administrative Agent" or "Security Trustee" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent, or the former Security Trustee's rights, powers and duties as Security Trustee, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Security Trustee or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Security Trustee, as applicable, by the date that is 30 days following a retiring Administrative Agent's or Security Trustee's notice of resignation, the retiring Administrative Agent's or Security Trustee's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Security Trustee hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, or any retiring Security Trustee's resignation as Security Trustee, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Security Trustee, as applicable, under this Agreement and the other Loan Documents.

                            SECTION 9. MISCELLANEOUS

            9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Majority Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definitions of Majority Lenders or Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, in each case without the written consent of all Lenders;
(iv) amend, waive or modify any condition precedent set forth in Section 4.2 with respect to any extensions of credit without the written consent of the Majority Lenders; or (v) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (notwithstanding anything contained herein, it being understood that the consent of the Majority Lenders shall not separately be required for any waiver, amendment, supplement or modification obtained pursuant to clauses (i) through (v) of the foregoing proviso). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. In furtherance of clause (iv) of this
Section 9.1, (i) any amendment, waiver or modification with respect to Section
6.1 or (ii) any amendment, waiver or modification of any provision of this Agreement or any other Loan Document at a time when a Default or Event of Default is in existence, and that would have the effect of eliminating such Default or Event of Default, shall not be deemed to be effective for the purpose of determining whether the conditions precedent set forth in Section 4.2 to the making of any extension of credit have been satisfied unless the Majority Lenders shall have consented to such amendment, waiver or modification.

            9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

            Borrower:

            Noroural ehf.
            Grundartangi
            301 Akranes
            Iceland
            Attention: Ragnar Guomundsson, Manager of Finance
            Telecopy No.: 011 354 430 1001

            With a copy to the Parent:

            Century Aluminum Company
            2511 Garden Road
            Building A, Suite 200
            Monterey, California 93940
            Attention: Daniel J. Krofcheck and Gerald J. Kitchen
            Telecopy No.: 001 831 642 9328

            Administrative Agent:

            Landsbanki Islands hf.
            Austurstraeti 11
            101 Reykjavik
            Iceland
            Attention: Hlynur Sigursveinsson
            Telecopy No.: 011 354 410 3013

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of New York and Icelandic counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on or prior to the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall reasonably deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents but, in the case of the Lenders, only after the occurrence and during the continuance of a Default or an Event of Default, including the fees and disbursements of counsel (including, without duplication, the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by any Loan Party in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents necessary to be prepared or filed in connection herewith and therewith, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Ragnar Guomundsson, Manager of Finance of the Borrower (Telephone No. 011 354 430 1000) (Telecopy No. 011 354 430 1001), at the address of the Borrower set forth in Section 9.2, with a copy to Daniel J. Krofcheck and Gerald J. Kitchen, as officers of the Parent (Telephone No. 001 831 642 9300) (Telecopy No. 001 831 642 9328), at the address of the Parent set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

            9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

         (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, it being understood that an increase in costs to such Person will be considered reasonable grounds for withholding such consent) of:

            (A) the Borrower, provided, that no consent of the Borrower shall be required for an assignment to any Person if an Event of Default hereunder has occurred and is continuing; and

            (B) the Administrative Agent, provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

            (ii) Assignments shall be subject to the following additional conditions:

            (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in a minimum aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

            (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assigner or the assignee, as they may mutually agree;

            (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

            (D) the Borrower shall not be responsible for the costs and expenses (including legal fees) of any Agent in connection with any such assignment.

            For the purposes of this Section 9.6, the terms "Approved Fund" has the following meaning:

      "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph
      (c) of this Section.

               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"), a copy of which shall be made available to the Borrower upon its request. The entries in the Register shall be conclusive, and the Borrower, the Administrative

      Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8(b) as though it were a Lender, provided such Participant shall be subject to
Section 9.8(a) as though it were a Lender.

         (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

         (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

         (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each

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                                                                              49

Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

            9.7 Reference Banks. If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

            9.8 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

         (b) In addition to any rights and remedies of the Lenders provided by law, during the continuance of an Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            9.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            9.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            9.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            9.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

            9.14 Appointment of Agent for Service of Process. (a) The Borrower hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, CT Corporation System at its offices currently located at 111 Eighth Avenue, New York, New York, 10011, to accept and acknowledge for and on behalf of it service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York State or Federal court sitting in The State of New York.

         (b) In lieu of service upon its agent, the Borrower consents to process being served in any suit, action or proceeding relating hereto by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to its address designated pursuant to Section 9.1. The Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it.

         (c) Nothing in this Section shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

            9.15 Waiver of Immunity. To the extent that the Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Notes and the other Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

            9.16 Judgment Currency. If for the purposes of enforcing the obligations of the Borrower hereunder it is necessary to convert a sum due from the Borrower in U.S. dollars ("dollars") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent and the Lenders could purchase dollars with such currency at or about 11:00 A.M. (New York City time) on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Administrative Agent and the Lenders hereunder shall, notwithstanding any adjudication expressed in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent and the Lenders of any sum adjudged to be so due in such other currency the Administrative Agent and the Lenders may in accordance with normal banking procedures purchase dollars with such other currency; if the amount of dollars so purchased is less than the sum originally due to the Administrative Agent and the Lenders in dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Administrative Agent and the Lenders against such loss, and if the amount of dollars so purchased exceeds the sum originally due to the Administrative Agent and the Lenders, it shall remit such excess to the Borrower.

            9.17 Borrower Acknowledgements. The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

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                                                                              52

            9.18 Lender Acknowledgements. Each Lender hereby acknowledges that it will not have any recourse to the stock or assets of the Parent or any other Restricted Subsidiary (other than any Pledgor).

            9.19 Releases of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

         (b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full and the Commitments have been terminated the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

            9.20 Confidentiality. Each Agent and each Lender agrees (i) to keep confidential any and all non-public information (including, without limitation, any such information contained in the Confidential Information Memorandum) provided to it by the Borrower or its Affiliates, any Agent or any Lender pursuant to or in connection with this Agreement and (ii) to use such information only in connection with the Loan Documents; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate thereof whom it reasonably determines needs to know such information in connection with this Agreement, (b) to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) so long as such Transferee, counterparty or advisor agrees to be bound by the provisions of this Section 9.20, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (the "Representatives") so long as such Agent or Lender requires each such Representative to be bound by the provisions of this Section
9.20 to the same extent as if such Representative were a party to this Agreement, and provided that such Agent or Lender shall be responsible for any breach of this Section 9.20 by any such Representative, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than through a violation of this Section 9.20, (h) to any organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. If an Agent or Lender is requested or required to disclose any confidential information in circumstances described in clauses (d),
(e) or (f) above, it will provide the Borrower prompt written notice of such request or requirement so that the Borrower may seek an appropriate protective order or other remedy , and such Agent or Lender will cooperate with the Borrower (at the Borrower's expense) to obtain any such protective order; provided that the requirements of this sentence shall not apply if such demand, request or requirement comes from an authorized bank regulatory agency, bank examiner or comparable authority. Each Agent and Lender agrees, upon request, to return to the Borrower or its Affiliates, or to destroy, any materials containing confidential information promptly after this Agreement has been terminated or at such time as it ceases to be a Lender or an Agent.

            9.21 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            9.22 Know Your Customer Checks.

         (a) If:

               (i) the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) or introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

               (ii) any change in the status of a Loan Party or the ownership of a Loan Party after the date of this Agreement; or

               (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges any Agent or any Lender (or, in the case of (iii) , any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each shall promptly upon the request of such Agent or Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested in order for such Agent, such Lender or, in the case of the event described in
(iii), any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any relevant person pursuant to the transactions contemplated in the Loan Documents.

         (b) Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Loan Documents.

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                                                                              54

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                     Landsbanki Islands hf., as Administrative
                                       Agent and a Lender

                                     -------------------------------------------
                                     By:

                                     -------------------------------------------
                                     By:

                                     Kaupthing Bank hf., as Security
                                       Trustee and a Lender


                                     -------------------------------------------
                                     By:


                                     -------------------------------------------
                                     By:

                                     Nordural ehf., as Borrower


                                     -------------------------------------------
                                     By:



                                     -------------------------------------------
                                     By: